Exhibit 99.1

FOR IMMEDIATE RELEASE
February 14, 2018

Owens & Minor Reports 4th Quarter & Full-Year 2017
Financial Results

•	Diluted EPS for the year was $1.20, while adjusted diluted EPS was $1.61

•	Pre-closing activities for the Halyard Health S&IP acquisition continue according to plan

RICHMOND, VA - February 14, 2018 - Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the year ended December 31, 2017, including consolidated revenues of $9.32 billion compared to the prior year’s revenues of $9.72 billion. Consolidated operating earnings for 2017 were $89.3 million versus $200 million last year. Adjusted consolidated operating earnings (non-GAAP) for 2017 were $180 million compared to adjusted operating earnings of $234 million for the same period last year. Net income for the year was $72.8 million, or $1.20 per share, versus $109 million, or $1.76 per share, for the same period last year. Adjusted net income (non-GAAP) was $97.5 million, or $1.61 per share, compared to $134 million, or $2.17 per share, in 2016. Excluded from adjusted net income, was a benefit of $0.58 per share associated with recently enacted tax reform legislation. Reconciliations of the differences between the non-GAAP financial measures presented in this news release and their most directly comparable GAAP financial measures are included in the financial tables below.

While the company focused on executing the transformation strategy it launched in 2017, a number of external factors and market forces continued to affect overall performance throughout the year. Revenue shortfalls, ongoing margin pressure in the domestic distribution business, and increased costs to support new business in Europe negatively affected operating earnings. Partially offsetting these factors were benefits derived from expense control and productivity initiatives, as well as positive contributions from Byram Healthcare, which the company acquired on August 1, 2017.

“2017 was a very challenging year for Owens & Minor,” said Phipps. “In order to deal with these challenges in 2018, we are taking aggressive steps to accelerate the transformation of our business toward a new future. We are reducing certain expenses while improving operational efficiency. At the same time, our teams are focused on serving our customers across our expanding geographic network. We are pleased with the contributions from our Byram Healthcare team, and we are all working intently to close the Halyard Health S&IP transaction. We believe that both of these transactions will strengthen and diversify our business model and will improve profitability.”

Fourth Quarter 2017 Results
For the fourth quarter of 2017, consolidated revenues were $2.39 billion, compared to revenues of $2.37 billion in the fourth quarter of 2016. Quarterly net income was $23.0 million, or $0.38 per diluted share. Adjusted net income (non-GAAP) for the quarter was $21.0 million, or $0.35 per diluted share. Adjusted net income excludes the benefit of the recently enacted tax reform act of $0.58 per share.

For the fourth quarter of 2017, Owens & Minor reported a consolidated operating loss of $8.8 million compared to operating earnings of $49.0 million in the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the fourth quarter of 2017 were $42.2 million, compared to $56.2 million in the prior year. Performance during the fourth quarter of 2017 was affected by increased price and margin compression, longer than expected sales cycles for the company’s fee-for-service businesses, and, more recently, product supply issues with certain larger manufacturers.

Asset Management
The balance of cash and cash equivalents was $105 million at December 31, 2017, compared to $185 million at December 31, 2016. For the year, the company reported operating cash flow of $56.8 million, compared to $188 million in the prior year. The decrease was driven primarily by changes in working capital. As of year-end, asset management metrics included consolidated days sales outstanding (DSO) of 28.7 compared to 23.1 days for 2016; consolidated inventory turns were 8.5 for 2017, compared to 9.2 for 2016. These metrics in 2017 were affected by changes in business mix along with changes in contractual terms with certain customers and suppliers.

Segment Results
Segment financial results for the year and the quarter are shown in the financial tables included with this release. Segment results include:

•
Domestic Segment annual revenues were $8.79 billion compared to revenues of $9.19 billion a year ago. Fourth quarter 2017 revenues for the Domestic Segment were $2.28 billion, compared to $2.24 billion in the fourth quarter of 2016. For the year, segment operating earnings were $134 million compared to $165 million the year before, while quarterly operating earnings were $31.2 million compared to $39.3 million in the prior year. In the Domestic Segment, price and margin compression in the market negatively affected revenue and gross margin results. In addition, during the fourth quarter, the Domestic Segment incurred higher than expected healthcare costs and LIFO expense. Partially offsetting these results, were benefits derived from the company’s transformation and expense reduction initiatives. Byram Healthcare, which was acquired in August of 2017, positively affected annual results with a contribution of $209 million to net revenues.

•
International Segment annual revenues were $392 million compared to prior year revenues of $344 million last year. Fourth quarter revenues were $104 million compared to 2016 fourth quarter revenues of $87.8 million. For the year, the segment operating loss was $3.9 million, compared to $5.6 million of operating earnings last year. For the fourth quarter, the International Segment had an operating loss of $3.1 million compared to operating earnings of $2.2 million in the prior year. The International Segment experienced a less favorable revenue mix, increased costs to onboard new customers, and a lag in implementing cost reduction activities.

•
Proprietary Products Segment annual revenues were $504 million compared to $540 million last year. For the quarter, the segment provided revenues of $111 million, compared to $131 million in the fourth quarter a year ago. For the year, segment operating earnings were $33.0 million compared to $53.8 million the year before, while quarterly operating earnings were $6.9 million compared to $11.9 million in the prior year. The operating earnings decline in the Proprietary Products Segment resulted from lower revenues from sourced products, as well as inventory write-offs. After stabilizing the production environment in 2017, the company has renewed its focus on growing the business.

Financial Guidance and Outlook

Owens & Minor expects to provide its financial outlook for 2018 following the closing of the Halyard Health S&IP transaction, once final transaction details are known. The formal closing activities are expected to occur on or about April 1, 2018.

Investor Conference Call & Supplemental Material for 2017 Financial Results
Owens & Minor executives will host a conference call, which will also be webcast, to discuss the results at 8:30 a.m. today (Wednesday, February 14, 2018). Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. The access code for the conference call, international dial-in and replay is #4198177. A webcast of the event and a corresponding slide presentation will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, , the transformation of its business, its liquidity and capital resources, the Company’s ability to complete the transaction with Halyard referenced herein and any projections of earnings, revenues or other financial or operational items related to the transaction or Halyard S&IP business following the closing of the transaction, and other non-historical statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  Investors should refer to our annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain other known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, we can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, the federal government, and healthcare patients at home through its Byram Healthcare subsidiary. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,
	2017	2016
Net revenue	$2,389,834	$2,368,361
Cost of goods sold	2,074,622	2,073,381
Gross margin	315,212	294,980
Distribution, selling and administrative expenses	281,625	243,480
Acquisition-related and exit and realignment charges	39,573	4,701
Other operating (income) expense, net	2,786	(2,209)
Operating earnings	(8,772)	49,008
Interest expense, net	9,556	6,733
Income before income taxes	(18,328)	42,275
Income tax (benefit) provision	(41,325)	15,170
Net income	$22,997	$27,105

Net income per common share:
Basic and diluted	$0.38	$0.45

	Twelve Months Ended December 31,
	2017	2016
Net revenue	$9,318,275	$9,723,431
Cost of goods sold	8,146,409	8,536,121
Gross margin	1,171,866	1,187,310
Distribution, selling and administrative expenses	1,016,978	970,424
Acquisition-related and exit and realignment charges	60,707	24,675
Other operating (income) expense, net	4,930	(7,388)
Operating earnings	89,251	199,599
Interest expense, net	31,773	27,057
Income before income taxes	57,478	172,542
Income tax (benefit) provision	(15,315)	63,755
Net income	$72,793	$108,787

Net income per common share:
Basic and diluted	$1.20	$1.76

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	December 31, 2017	December 31, 2016

Assets
Current assets
Cash and cash equivalents	$104,522	$185,488
Accounts receivable, net	758,936	606,084
Merchandise inventories	990,193	916,311
Other current assets	328,254	254,156
Total current assets	2,181,905	1,962,039
Property and equipment, net	206,490	191,718
Goodwill, net	713,811	414,936
Intangible assets, net	184,468	82,511
Other assets, net	89,619	66,548
Total assets	$3,376,293	$2,717,752
Liabilities and equity
Current liabilities
Accounts payable	$947,572	$750,750
Accrued payroll and related liabilities	30,416	45,051
Other current liabilities	331,745	238,837
Total current liabilities	1,309,733	1,034,638
Long-term debt, excluding current portion	900,744	564,583
Deferred income taxes	74,247	90,383
Other liabilities	76,090	68,110
Total liabilities	2,360,814	1,757,714
Total equity	1,015,479	960,038
Total liabilities and equity	$3,376,293	$2,717,752

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Twelve Months Ended December 31,
	2017	2016

Operating activities:
Net income	$72,793	$108,787
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	59,443	55,393
Share-based compensation expense	11,911	12,042
Provision for losses on accounts receivable	2,674	377
Deferred income tax (benefit) expense	(49,988)	4,218
Changes in operating assets and liabilities:
Accounts receivable	(100,010)	(25,244)
Merchandise inventories	(57,032)	22,589
Accounts payable	143,947	43,430
Net change in other assets and liabilities	(33,263)	(37,559)
Other, net	6,299	3,662
Cash provided by operating activities	56,774	187,695

Investing activities:
Acquisitions, net of cash acquired	(366,569)	—
Additions to property and equipment	(34,613)	(20,302)
Additions to computer software and intangible assets	(16,124)	(9,819)
Proceeds from sale of property and equipment	663	5,375
Cash used for investing activities	(416,643)	(24,746)

Financing activities:
Proceeds from debt issuance	250,000	—
Borrowing under revolving credit facility	104,600	—
Repayment of debt	(3,125)	—
Financing costs paid	(1,798)	—
Cash dividends paid	(63,151)	(63,382)
Repurchases of common stock	(5,000)	(71,028)
Other, net	(8,720)	(8,294)
Cash provided by (used for) financing activities	272,806	(142,704)

Effect of exchange rate changes on cash and cash equivalents	6,097	4,223

Net (decrease) increase in cash and cash equivalents	(80,966)	24,468
Cash and cash equivalents at beginning of period	185,488	161,020
Cash and cash equivalents at end of period	$104,522	$185,488

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2017		2016
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$2,275,819	95.23%	$2,236,887	94.45%
International	104,073	4.35%	87,813	3.71%
Proprietary Products	111,373	4.66%	130,558	5.51%
Total segment net revenue	2,491,265		2,455,258
Inter-segment revenue
Proprietary Products	(101,431)	(4.24)%	(86,897)	(3.67)%
Total inter-segment revenue	(101,431)		(86,897)
Consolidated net revenue	$2,389,834	100.00%	$2,368,361	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$31,248	1.37%	$39,293	1.76%
International	(3,107)	(2.99)%	2,193	2.50%
Proprietary Products	6,910	6.20%	11,933	9.14%
Inter-segment eliminations	508		290
Acquisition-related and exit and realignment charges	(39,573)		(4,701)
Other (1)	(4,758)
Consolidated operating earnings	$(8,772)	(0.37)%	$49,008	2.07%

Depreciation and amortization:
Domestic	$11,251		$7,070
International	4,254		3,992
Proprietary Products	2,135		2,149
Consolidated depreciation and amortization	$17,640		$13,211

Capital expenditures:
Domestic	$9,482		$4,059
International	2,415		4,820
Proprietary Products	1,051		478
Consolidated capital expenditures	$12,948		$9,357

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Twelve Months Ended December 31
	2017		2016
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$8,794,390	94.38%	$9,191,574	94.53%
International	391,628	4.20%	343,674	3.53%
Proprietary Products	504,026	5.41%	539,580	5.55%
Total segment net revenue	9,690,044		10,074,828
Inter-segment revenue
Proprietary Products	(371,769)	(3.99)%	(351,397)	(3.61)%
Total inter-segment revenue	(371,769)		(351,397)
Consolidated net revenue	$9,318,275	100.00%	$9,723,431	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$134,059	1.52%	$165,495	1.80%
International	(3,861)	(0.99)%	5,596	1.63%
Proprietary Products	32,950	6.54%	53,799	9.97%
Inter-segment eliminations	243		(616)
Acquisition-related and exit and realignment charges	(60,707)		(24,675)
Other (1)	(13,433)		—
Consolidated operating earnings	$89,251	0.96%	$199,599	2.05%

Depreciation and amortization:
Domestic	$34,482		$29,469
International	16,327		17,117
Proprietary Products	8,634		8,807
Consolidated depreciation and amortization	$59,443		$55,393

Capital expenditures:
Domestic	$32,858		$14,333
International	14,074		12,874
Proprietary Products	3,805		2,914
Consolidated capital expenditures	$50,737		$30,121

	December 31, 2017		December 31, 2016
Total assets:
Domestic	$2,437,485		$1,778,481
International	433,513		352,898
Proprietary Products	400,773		400,885
Segment assets	3,271,771		2,532,264
Cash and cash equivalents	104,522		185,488
Consolidated total assets	$3,376,293		$2,717,752
(1) Software as a Service (SaaS) implementation costs associated with the upgrading of global IT platforms in connection with the redesign of our global information system strategy.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Numerator:
Net income	$22,997	$27,105	$72,793	$108,787
Less: income allocated to unvested restricted shares	(314)	(289)	(1,060)	(1,147)
Net income attributable to common shareholders - basic	22,683	26,816	71,733	107,640
Add: undistributed income attributable to unvested restricted shares -basic	35	79	58	297
Less: undistributed income attributable to unvested restricted shares -diluted	(35)	(79)	(58)	(297)
Net income attributable to common shareholders - diluted	$22,683	$26,816	$71,733	$107,640
Denominator:
Weighted average shares outstanding - basic and diluted	59,874	60,259	60,001	61,093

Net income per share attributable to common shareholders:
Basic and diluted	$0.38	$0.45	$1.20	$1.76

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Operating earnings, as reported (GAAP)	$(8,772)	$49,008	$89,251	$199,599
Acquisition-related intangible amortization (1)	6,665	2,450	16,402	10,002
Acquisition-related charges (2)	10,972	286	17,265	1,211
Exit and realignment charges (3)	28,601	4,415	43,442	23,464
Other (4)	4,758	—	13,432	—
Operating earnings, adjusted (Non-GAAP)	$42,224	$56,159	$179,792	$234,276

Net income, as reported (GAAP)	$22,997	$27,105	$72,793	$108,787
Acquisition-related intangible amortization (1)	6,665	2,450	16,402	10,002
Income tax expense (benefit) (5)	(2,221)	(633)	(5,214)	(2,592)
Acquisition-related charges(2)	10,972	286	17,265	1,211
Income tax expense (benefit) (5)	(4,208)	67	(5,976)	(165)
Exit and realignment charges (3)	28,601	4,415	43,442	23,464
Income tax expense (benefit) (5)	(10,625)	(289)	(16,224)	(6,670)
Other (4)	4,758	—	13,432	—
Income tax expense (benefit) (5)	(1,327)	—	(3,792)	—
Tax reform impact (6)	(34,591)	—	(34,591)	—
Net income, adjusted (Non-GAAP)	$21,021	$33,401	$97,537	$134,037

Net income per share, as reported (GAAP)	$0.38	$0.45	$1.20	$1.76
Acquisition-related intangible amortization, after-tax (1)	0.07	0.03	0.18	0.12
Acquisition-related charges, after-tax (2)	0.12	—	0.19	0.02
Exit and realignment charges, after-tax (3)	0.30	0.07	0.46	0.27
Other, after-tax (4)	0.06	—	0.16	—
Tax reform impact (6)	(0.58)	—	(0.58)	—
Net income per share, adjusted (Non-GAAP)	$0.35	$0.55	$1.61	$2.17

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related intangible amortization includes amortization of certain intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers. We began to exclude these charges from our non-GAAP results in the second quarter of 2017 and thus prior year amounts have been recast on the same basis.
(2)Acquisition-related charges in 2017 were primarily transaction and transition costs associated with the acquisition of Byram and the upcoming Halyard S&IP transaction. The prior year amounts related primarily to costs incurred to settle certain obligations and address other on-going matters associated with the acquisitions of ArcRoyal and Medical Action.
(3) Exit and realignment charges in 2017 were associated with severance from reduction in force and other employee costs associated with the establishment of our new client engagement centers, the write-down of information system assets which are no longer used and other IT restructuring charges. Charges in 2016 included severance activities and other costs associated with our strategic organizational realignment which included certain professional fees and costs to streamline administrative functions and processes in the United States and Europe.

(4) Software as a Service (SaaS) implementation costs associated with the upgrading of global IT platforms in connection with the redesign of our global information system strategy. SaaS implementation costs are recorded in other operating (income) expense, net.
(5)These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
(6) Includes a recognized income tax benefit of $34.6 million for the year ended December 31, 2017 associated with the estimated benefits under the Tax Cuts and Jobs Act.

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.